FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, BC, V6E 4A2

Phone:  604-683-6332 / Fax: 604-408-7499

Item 2.	Date of Material Change

August 13, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is August 13, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer receives shareholder approval for Corvus Gold Inc. spin-out.

Item 5.	Full Description of Material Change

The Issuer reports that its shareholders have voted 99.85% in favour of approving the spin-out of its Alaska and Nevada exploration assets into Corvus Gold Inc. (“Corvus”) by way of a plan of arrangement.  Over 54% of the outstanding shares of the Issuer were represented and voted on the arrangement resolution at the Issuer’s Special Meeting held on August 12, 2010.

As the next step in the process, an application for a final order of the Supreme Court of British Columbia approving the arrangement will be set down for hearing before the presiding Judge or Master in Chambers at the Courthouse at 800 Smithe Street, Vancouver, British Columbia, on August 20, 2010 at 9:45 a.m., or so soon thereafter as counsel may be heard.

The Issuer is also pleased to report that Corvus has received the conditional approval of the Toronto Stock Exchange (“TSX”) to list the common shares of Corvus on the TSX.  Listing of the common shares is subject to the completion of the arrangement spin-out and compliance with all of the TSX requirements, including receipt by the TSX of all required documentation by October 26, 2010.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the arrangement spin-out involving the Issuer and Corvus Gold Inc. and the listing of the common shares of Corvus on the TSE, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the failure of the Issuer and Corvus to obtain the final order approving the arrangement or to satisfy the conditions precedent top the listing of the Corvus shares on the TSE.  Other risks and uncertainties are disclosed in the Issuer’s annual information form  filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

August 17, 2010